Exhibit 99.1

THE LOVESAC COMPANY REPORTS FOURTH QUARTER AND FISCAL 2025 FINANCIAL RESULTS

Fourth Quarter Net Sales of $241.5 million
Fiscal Year Net Sales of $680.6 million

STAMFORD, Conn., April 10, 2025 (GLOBE NEWSWIRE) -- The Lovesac Company (Nasdaq: LOVE) (“Lovesac” or the “Company”), the Designed for Life home and technology brand best known for its Sactionals, The World's Most Adaptable Couch, today announced financial results for the fourth quarter and full year fiscal 2025, which ended February 2, 2025.

Note: Lovesac's prior year fourth quarter and fiscal 2024 results contain an additional, non-comparable week, or the "53rd week”, when compared to the fourth quarter and full year results for the respective 52- and 13-week periods ended February 2, 2025 (“fiscal 2025”), and full year guidance for the 52-week fiscal year ending February 1, 2026 (“fiscal 2026”). Unless stated otherwise, financial metrics discussed in this release, such as net sales, operating income, net income and net income per share, are calculated in accordance with generally accepted accounting principles (“GAAP”) and therefore include the 53rd week for the applicable prior year fiscal 2024 periods.

Shawn Nelson, Chief Executive Officer, stated, “Fiscal 2025 was a milestone year for Lovesac. We had our most prolific year ever for new product launches, having gained significant momentum in innovation and commercialization of Designed for Life (DFL) platform extensions, including an early launch of the Sactionals Reclining Seat. We codified our long-term strategy and value creation model, delivered at our first ever Investor Day, and unveiled the first of three completely new platforms we plan to launch over the next three years: the EverCouch(TM). We strengthened the foundations of our business having reinvented our supply chain and dramatically enhanced our CRM tools to deepen and broaden the moat around our unique omnichannel business model. We believe these strategic actions and developments position us well to profitably scale our brand and business for years to come.”

Mr. Nelson continued, “After a slow start to the holiday selling season, strong execution by our teams dramatically improved conversion of customer quotes to sales throughout the remainder of the fourth quarter. This supported a mid-teens year-over-year increase in net income for the quarter and helped close out another year of market share gains for full year Fiscal 2025. While macro conditions were, and remain, frustratingly challenging, we are optimistic and enter Fiscal 2026 in a position of strength. We believe Lovesac’s secular growth potential is massive. Our business model uniquely positions us to capitalize on macro upside whenever it does materialize, and without the need to over commit early during periods of uncertainty. Last, we have a healthy balance sheet and retain optionality for enhancing ROIC and/or accelerating profitable growth as opportunities arise.”

Exhibit 99.1
Key Measures for the Fourth Quarter and Fiscal 2025 Ended February 2, 2025:
(Dollars in millions, except per share amounts. Dollar and percentage changes may not recalculate due to rounding.)

	Thirteen weeks ended February 2, 2025	Fourteen weeks ended February 4, 2024	% Inc (Dec)	Fifty-two weeks ended February 2, 2025	Fifty-three weeks ended February 4, 2024	% Inc (Dec)
Net sales
Showrooms	$154.5	$156.9	(1.6%)	$425.9	$437.4	(2.6%)
Internet	$70.5	$78.1	(9.7%)	$196.3	$199.8	(1.7%)
Other	$16.5	$15.5	6.7%	$58.5	$63.1	(7.4%)
Total net sales	$241.5	$250.5	(3.6%)	$680.6	$700.3	(2.8%)
Gross profit	$145.8	$149.6	(2.6%)	$397.8	$401.0	(0.8%)
Gross margin	60.4%	59.7%	70 bps	58.5%	57.3%	120 bps
Total operating expenses	$98.2	$109.3	(10.1%)	$384.2	$371.0	3.6%
SG&A	$67.6	$76.3	(11.4%)	$281.5	$264.3	6.5%
SG&A as a % of Net Sales	28.0%	30.5%	(250) bps	41.4%	37.7%	370 bps
Advertising and marketing	$26.8	$29.5	(9.2%)	$88.0	$94.1	(6.4%)
Advertising & marketing as a % of Net Sales	11.1%	11.8%	(70) bps	12.9%	13.4%	(50) bps
Net income	$35.3	$31.0	14.1%	$11.6	$23.9	(51.6%)
Basic net income per common share	$2.31	$1.99	16.1%	$0.75	$1.55	(51.6%)
Diluted net income per common share	$2.13	$1.87	13.9%	$0.69	$1.45	(52.4%)
Adjusted EBITDA [1]	$53.9	$48.4	11.4%	$47.8	$54.0	(11.5%)
Net cash provided by operating activities	$44.0	$56.3	(21.8%)	$39.0	$76.4	(49.0%)
1 Adjusted EBITDA is a non-GAAP measure. See “Non-GAAP Information” and “Reconciliation of Non-GAAP Financial Measures” included in this press release.

Percent increase (decrease) except showroom count
	Thirteen weeks ended February 2, 2025	Fourteen weeks ended February 4, 2024	Fifty-two weeks ended February 2, 2025	Fifty-three weeks ended February 4, 2024
Omni-channel Comparable Net Sales(1)	(9.4)%	(4.1)%	(9.3)%	(4.1)%
Internet Sales	(9.7)%	2.2%	(1.7)%	13.2%
Ending Showroom Count	257	230	257	230

1 Omni-channel Comparable Net Sales includes sales at all retail locations and online, open greater than 12 months (including remodels and relocations) and excludes closed stores.

Highlights for the Fourth Quarter Ended February 2, 2025:

•Net sales decreased $9.0 million, or 3.6%, in the fourth quarter of fiscal 2025 compared to the prior year period primarily driven by a decrease of 9.4% in omni-channel comparable net sales, partially offset by the net addition of 27 new showrooms period over period. During the fourth quarter of fiscal 2025, we did not open any additional showrooms and we closed 1 showroom.

•Gross profit decreased $3.8 million, or 2.6%, in the fourth quarter of fiscal 2025 compared to the prior year period. Gross margin increased 70 basis points to 60.4% of net sales in the fourth quarter of fiscal 2025 from 59.7% of net sales in the prior year period. The increase was primarily driven by decreases of 90 basis points in

Exhibit 99.1
inbound transportation costs and 30 basis points in outbound transportation and warehousing costs, partially offset by a decrease of 50 basis points in product margin driven by higher promotional discounting.

•SG&A expense decreased $8.7 million, or 11.4%, in the fourth quarter of fiscal 2025 compared to the prior year period primarily due to decreases in credit card fees, professional fees, rent, utilities, and other overhead expenses, partially offset by increases in payroll and equity-based compensation.

•Advertising and marketing expense decreased $2.7 million, or 9.2%, in the fourth quarter of fiscal 2025 compared to the prior year period primarily due to a strategic reduction in media spend.

•Operating income was $47.6 million in the fourth quarter of fiscal 2025 compared to $40.4 million in the prior year period. Operating margin was 19.7% of net sales in the fourth quarter of fiscal 2025 compared to 16.0% of net sales in the prior year period.

•Net income was $35.3 million in the fourth quarter of fiscal 2025, or $2.13 net income per diluted share, compared to $31.0 million, or $1.87 net income per diluted share, in the prior year period. During the fourth quarter of fiscal 2025, the Company recorded an income tax expense of $13.0 million, compared to $10.2 million in the prior year period. The increase is primarily driven by higher net income before taxes and an increase in the effective tax rate.

Highlights for the Fiscal Year Ended February 2, 2025:

•Net sales decreased $19.7 million, or 2.8%, in fiscal 2025 compared to fiscal 2024, primarily driven by a decrease of 9.3% in omni-channel comparable net sales, partially offset by the net addition of 27 new showrooms compared to the prior year.

•Gross profit decreased $3.2 million, or 0.8%, in fiscal 2025 compared to fiscal 2024. Gross margin increased 120 basis points to 58.5% of net sales in fiscal 2025 from 57.3% of net sales in fiscal 2024. The increase was primarily driven by a decrease of 240 basis points in inbound transportation costs, partially offset by a decrease of 80 basis points in product margin driven by higher promotional discounting and an increase of 40 basis points in outbound transportation and warehousing costs.

•SG&A expense increased $17.2 million, or 6.5%, in fiscal 2025 compared to fiscal 2024 primarily due to increases in payroll, equity-based compensation, a settlement with the SEC, professional fees, and rent, partially offset by decreases in credit card fees and other overhead costs.

•Advertising and marketing expense decreased $6.1 million, or 6.4%, primarily due to costs related to our 25th anniversary campaign in fiscal 2024 not repeating in fiscal 2025 and a strategic reduction in media spend..

•Operating income was $13.6 million in fiscal 2025 compared to $30.1 million in fiscal 2024. Operating margin was 2.0% of net sales in fiscal 2025 compared to 4.4% of net sales in fiscal 2024..

•Net income was $11.6 million in fiscal 2025, or $0.69 net income per diluted share, compared to $23.9 million, or $1.45 net income per diluted share, in fiscal 2024. During fiscal 2025, the Company recorded an income tax expense of $4.9 million, compared to $8.0 million in fiscal 2024. The decrease is primarily driven by lower net income before taxes, partially offset by an increase in the effective tax rate.

Exhibit 99.1
Other Financial Highlights as of February 2, 2025:

•The cash and cash equivalents balance as of February 2, 2025 was $83.7 million as compared to $87.0 million as of February 4, 2024. There was no balance on the Company’s line of credit as of February 2, 2025 and February 4, 2024. The Company’s availability under the line of credit was $32.6 million and $36.0 million as of February 2, 2025 and February 4, 2024, respectively. As previously announced, on July 29, 2024, we amended the credit agreement to add an uncommitted accordion feature that allows the Company, subject to certain customary conditions, to increase the size of the revolving credit facility by $10 million and, among other things, extend the maturity date of the loans made under the Amendment from September 30, 2024 to July 29, 2029.

•Total merchandise inventory was $124.3 million as of February 2, 2025 as compared to $98.4 million as of February 4, 2024 primarily related to a planned stock inventory increase of $26.7 million.

Outlook:

The Company provides guidance of select information related to the Company’s financial and operating performance, and such measures may differ from year to year. The projections are as of this date and the Company assumes no obligation to update or supplement this information.

The following outlook incorporates the expected impact from tariffs in place prior to April 2, 2025. Given the fluidity of the recent developments, the Company is not in a position to project the potential impact of new tariffs introduced on April 2, 2025, with reasonable certainty without unreasonable efforts, beyond the first quarter of fiscal 2026, which is expected to have an immaterial impact to the Company’s expected financial performance.

The Company currently expects the following for the full year of fiscal 2026:
•Net sales in the range of $700 million to $750 million.
•Adjusted EBITDA1 in the range of $48 million to $60 million.
•Net income in the range of $13 million to $22 million.
•Diluted income per common share in the range of $0.80 to $1.36 on approximately 16.3 million estimated diluted weighted average shares outstanding.

The Company currently expects the following for the first quarter of fiscal 2026:
•Net sales in the range of $136 million to $142 million.
•Adjusted EBITDA1 loss in the range of $8 million to $12 million.
•Net loss in the range of $10 million to $13 million.
•Basic loss per common share in the range of $0.66 to $0.85 on approximately 14.8 million estimated weighted average shares outstanding.

1 Adjusted EBITDA is a non-GAAP measure. See “Non-GAAP Information” and “Reconciliation of Non-GAAP Financial Measures” included in this press release.

Exhibit 99.1
Conference Call Information:

A conference call to discuss the financial results for the fourth quarter ended February 2, 2025 is scheduled for today, April 10, 2025, at 8:30 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-3982 (international callers please dial (201) 493-6780) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.lovesac.com.

A recorded replay of the conference call will be available within two hours of the conclusion of the call and can be accessed online at investor.lovesac.com for 90 days.

About The Lovesac Company:

Based in Stamford, Connecticut, The Lovesac Company (NASDAQ: LOVE) is a technology driven company that designs, manufactures and sells unique, high-quality furniture derived through its proprietary Designed for Life approach which results in products that are built to last a lifetime and designed to evolve as customers' lives do. The current product offering is comprised of modular couches called Sactionals, the Sactionals Reclining seat, premium foam beanbag chairs called Sacs, the PillowSac™ Accent Chair, an immersive surround sound home theater system called StealthTech, and an innovative sofa seating solution called EverCouch™. As a recipient of Repreve's 7th Annual Champions of Sustainability Award, responsible production and innovation are at the center of the brand's design philosophy with products protected by a robust portfolio of utility patents. Products are marketed and sold primarily online directly at www.lovesac.com, supported by a physical retail presence in the form of Lovesac branded showrooms, as well as through shop-in-shops and pop-up-shops with third party retailers. LOVESAC, DESIGNED FOR LIFE, SACTIONALS, SAC, STEALTHTECH, and THE WORLD’S MOST ADAPTABLE COUCH are trademarks of The Lovesac Company and are Registered in the U.S. Patent and Trademark Office.

Non-GAAP Information:

Adjusted EBITDA is defined as a non-GAAP financial measure by the Securities and Exchange Commission (the “SEC”) that is a supplemental measure of financial performance not required by, or presented in accordance with, GAAP. We define “Adjusted EBITDA” as earnings before interest, taxes, depreciation and amortization, adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These items include management fees, equity-based compensation expense, write-offs of property and equipment, deferred rent, financing expenses and certain other charges and gains that we do not believe reflect our underlying business performance. We have reconciled this non-GAAP financial measure with the most directly comparable GAAP financial measure within the schedules attached hereto. Statements regarding our expectations as to fiscal 2026 Adjusted EBITDA do not include certain charges and costs. These items include equity-based compensation expense and certain other charges and gains that we do not believe reflect our underlying business performance. We are not able to provide a reconciliation of our non-GAAP financial guidance to the corresponding GAAP measures without unreasonable effort because of the uncertainty and variability of the nature and amount of these future charges and costs. This is due to the inherent difficulty of forecasting the timing of certain events that have not yet occurred and are out of the Company’s control.

We believe that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of our business, facilitate a more meaningful comparison of our actual results on a period-over-period basis and provide for a more complete understanding of factors and trends affecting our business. We have provided this information as a means to evaluate the results of our ongoing operations alongside GAAP measures such as gross profit, operating income (loss) and net income (loss). Other

Exhibit 99.1
companies in our industry may calculate these items differently than we do. These non-GAAP measures should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP, such as net income (loss) or net income (loss) per share as a measure of financial performance, cash flows from operating activities as a measure of liquidity, or any other performance measure derived in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Cautionary Statement Concerning Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other legal authority. Forward-looking statements can be identified by words such as “may,” “continue(s),” “believe,” “anticipate,” “could,” “should,” “intend,” “plan,” “will,” “aim(s),” “can,” “would,” “expect(s),” “expectation(s),” “estimate(s),” “project(s),” “projections,” “forecast(s)”, “positioned,” “approximately,” “potential,” “goal,” “pro forma,” “strategy,” “outlook” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. All statements, other than statements of historical facts, included in this press release under the heading “Outlook” and all statements regarding strategy, future operations and launch of new products, the pace and success of new products, future financial position or projections, future revenue, projected expenses, sustainability goals, prospects, plans and objectives of management are forward-looking statements. These statements are based on management’s current expectations, beliefs and assumptions concerning the future of our business, anticipated events and trends, the economy and other future conditions. We may not actually achieve the plans, carry out the intentions or meet the expectations disclosed in the forward-looking statements and you should not rely on these forward-looking statements. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors. Among the key factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: business disruptions or other consequences of economic instability, recession, political instability, civil unrest, armed hostilities, natural and man-made disasters, pandemics or other public health crises, or other catastrophic events; the impact of changes or declines in consumer spending and increases in interest rates and inflation on our business, sales, results of operations and financial condition; cybersecurity and vulnerability to electronic break-ins and other similar disruptions; active pending or threatened litigation; our ability to manage and sustain our growth and profitability effectively, including in our ecommerce business, forecast our operating results, and manage inventory levels; our cash flows, changes in the market price of our common stock, global economic and market conditions and other considerations that could impact the specific timing, price and size of repurchases under our stock repurchase program or our ability to fund any stock repurchases; our ability to improve our products and develop and launch new products; our ability to successfully open and operate new showrooms; our ability to advance, implement or achieve the goals set forth in our ESG Report; our ability to realize the expected benefits of investments in our supply chain and infrastructure; disruption in our supply chain and dependence on foreign manufacturing and imports for our products; execution of our share repurchase program and its expected benefits for enhancing long-term shareholder value; our ability to acquire new customers and engage existing customers; reputational risk associated with increased use of social media; our ability to attract, develop and retain highly skilled associates and employees; system interruption or failures in our technology infrastructure needed to service our customers, process transactions and fulfill orders; any inability to implement and maintain effective internal control over financial reporting; unauthorized disclosure of sensitive or confidential information through breach of our computer system; the ability of third-party providers to continue uninterrupted service; the impact of changes in diplomatic and trade relations, as well as tariffs and the countermeasures and tariff mitigation initiatives; the regulatory environment in which we operate; our ability to maintain, grow and enforce our brand and intellectual property rights and avoid infringement or violation of the intellectual property rights of others; and our ability to compete and succeed in a highly competitive and evolving industry, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Form 10-K and in our Form 10-Qs filed with the Securities and Exchange Commission, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at investor.lovesac.com and on the SEC website

Exhibit 99.1
at www.sec.gov. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. We disclaim any intent or obligation to update these forward-looking statements to reflect events or circumstances that exist after the date on which they were made.

Investor Relations Contact:
Caitlin Churchill, ICR
(203) 682-8200
InvestorRelations@lovesac.com

Exhibit 99.1
THE LOVESAC COMPANY
CONDENSED BALANCE SHEETS
(unaudited)

(amounts in thousands, except share and per share amounts)	February 2, 2025	February 04, 2024
Assets
Current Assets
Cash and cash equivalents	$83,734	$87,036
Trade accounts receivable, net	16,781	13,463
Merchandise inventories, net	124,333	98,440
Prepaid expenses	14,807	11,664
Other current assets	6,942	3,845
Total Current Assets	246,597	214,448
Property and equipment, net	77,990	70,807
Operating lease right-of-use assets	157,750	155,856
Goodwill	144	144
Intangible assets, net	1,586	1,457
Deferred tax asset	15,277	10,803
Other assets	32,906	28,665
Total Assets	$532,250	$482,180
Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$51,814	$28,821
Accrued expenses	51,986	38,622
Payroll payable	9,501	6,998
Customer deposits	11,250	8,257
Current operating lease liabilities	22,662	17,628
Sales taxes payable	7,897	6,030
Total Current Liabilities	155,110	106,356
Operating lease liabilities, long-term	160,361	157,876
Income tax payable, long-term	424	452
Line of credit	—	—
Total Liabilities	315,895	264,684
Commitments and Contingencies
Stockholders’ Equity
Preferred stock $0.00001 par value, 10,000,000 shares authorized, no shares issued or outstanding as of February 2, 2025 and February 4, 2024.	—	—
Common stock $0.00001 par value, 40,000,000 shares authorized, 14,786,934 shares issued and outstanding as of February 2, 2025 and 15,489,364 shares issued and outstanding as of February 4, 2024.	—	—
Additional paid-in capital	190,510	183,095
Accumulated earnings	25,845	34,401
Stockholders' Equity	216,355	217,496
Total Liabilities and Stockholders' Equity	$532,250	$482,180

Exhibit 99.1
THE LOVESAC COMPANY
CONDENSED STATEMENTS OF OPERATIONS
(unaudited)

(amounts in thousands, except per share data and share amounts)	Thirteen weeks ended February 2, 2025	Fourteen weeks ended February 4, 2024	Fifty-two weeks ended February 2, 2025	Fifty-three weeks ended February 4, 2024
Net sales	$241,490	$250,507	$680,628	$700,265
Cost of merchandise sold	95,708	100,871	282,793	299,222
Gross profit	145,782	149,636	397,835	401,043
Operating expenses:
Selling, general and administrative expenses	67,624	76,304	281,450	264,314
Advertising and marketing	26,774	29,492	88,027	94,050
Depreciation and amortization	3,786	3,456	14,710	12,603
Total operating expenses	98,184	109,252	384,187	370,967

Operating income	47,598	40,384	13,648	30,076
Interest and other income, net	662	786	2,801	1,747
Net income before taxes	48,260	41,170	16,449	31,823
Income tax expense	12,953	10,218	4,893	7,962
Net income	$35,307	$30,952	$11,556	$23,861

Net income per common share:
Basic	$2.31	$1.99	$0.75	$1.55
Diluted	$2.13	$1.87	$0.69	$1.45

Weighted average shares outstanding:
Basic	15,307,547	15,528,273	15,502,469	15,427,975
Diluted	16,596,549	16,560,681	16,791,471	16,460,383

Exhibit 99.1

THE LOVESAC COMPANY
CONDENSED STATEMENT OF CASH FLOWS
(unaudited)

(amounts in thousands)	Fifty-two weeks ended February 2, 2025	Fifty-three weeks ended February 4, 2024
Cash Flows from Operating Activities
Net income	$11,556	$23,861
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization of property and equipment	14,292	12,174
Amortization of other intangible assets	418	429
Amortization of deferred financing fees	127	159
Net loss on disposal of property and equipment	140	235
Gain on lease termination	—	(131)
Equity based compensation	7,945	4,216
Non-cash lease expense	25,171	22,631
Deferred income taxes	(4,474)	(2,126)
Change in operating assets and liabilities:
Trade accounts receivable	(3,318)	(4,360)
Merchandise inventories	(25,893)	21,187
Prepaid expenses and other current assets	(6,064)	(164)
Other assets	(4,241)	(6,301)
Accounts payable	22,392	2,669
Accrued expenses and other payables	17,507	14,020
Operating lease liabilities	(19,546)	(14,007)
Customer deposits	2,993	1,497
Other liabilities	(28)	452
Net cash provided by operating activities	38,977	76,441
Cash Flows from Investing Activities
Purchase of property and equipment	(21,026)	(28,736)
Payments for patents and trademarks	(491)	(475)
Net cash used in investing activities	(21,517)	(29,211)
Cash Flows from Financing Activities
Taxes paid for net share settlement of equity awards	(530)	(3,675)
Repurchases of common stock	(19,929)	—
Proceeds from the line of credit	—	255
Payments on the line of credit	—	(255)
Payment of deferred financing costs	(303)	(52)
Net cash used in financing activities	(20,762)	(3,727)
Net change in cash and cash equivalents	(3,302)	43,503
Cash and cash equivalents - Beginning	87,036	43,533
Cash and cash equivalents - Ending	$83,734	$87,036
Supplemental Cash Flow Data:
Cash paid for taxes	$8,447	$1,810
Cash paid for interest	$112	$146
Non-cash investing and financing activities:
Asset acquisitions not yet paid for at period end	$1,240	$1,576
Excise tax on share repurchases, accrued but not paid	$183	$—

Exhibit 99.1

THE LOVESAC COMPANY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited)

(amounts in thousands)	Thirteen weeks ended February 2, 2025	Fourteen weeks ended February 4, 2024	Fifty-two weeks ended February 2, 2025	Fifty-three weeks ended February 4, 2024
Net income	$35,307	$30,952	$11,556	$23,861
Interest income, net	(661)	(786)	(2,800)	(1,747)
Income tax expense	12,953	10,218	4,893	7,962
Depreciation and amortization	3,786	3,456	14,710	12,603
EBITDA	51,385	43,840	28,359	42,679
Equity-based compensation (a)	1,261	1,092	8,009	4,461
Loss on disposal of assets (b)	66	73	140	235
Other non-recurring expenses (c)	1,160	3,361	11,279	6,645
Adjusted EBITDA	$53,872	$48,366	$47,787	$54,020
(a)Represents expenses, such as compensation expense and employer taxes related to RSU equity vesting and exercises associated with stock options and restricted stock units granted to our associates and board of directors. Employer taxes are included as part of selling, general and administrative expenses on the Statements of Operations.
(b)Represents loss on disposal of property and equipment.
(c)Other non-recurring expenses in the thirteen weeks ended February 2, 2025 represents professional fees related to the restatement of previously issued financial statements, severance, and expenses associated with other legal matters, partially offset by benefits related to insurance proceeds. Other non-recurring expenses in the fifty-two weeks ended February 2, 2025 also includes a settlement with the SEC and infrequent and unusual production costs. Other non-recurring expenses in the fourteen and fifty-three weeks ended February 4, 2024 represents professional fees related to the restatement of previously issued financial statements, severance, gain on the termination of a lease, and legal settlements. Other non-recurring expenses in the fifty-three weeks ended February 4, 2024 were partially offset by business loss proceeds received from an insurance settlement.